EXHIBIT 99.1

Zumiez Inc. Reports July 2017 Sales Results; Net Sales Increased 8.9% to $67.5 Million; July 2017 Comparable Sales Increased 5.1%

LYNNWOOD, Wash., Aug. 02, 2017 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ:ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women today announced that total net sales for the four-week period ended July 29, 2017 increased 8.9% to $67.5 million, compared to $61.9 million for the four-week period ended July 30, 2016.  The Company's comparable sales increased 5.1% for the four-week period compared to a comparable sales decrease of 2.9% in the year ago period.

To hear the Zumiez prerecorded July sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.
Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of July 29, 2017 we operated 692 stores, including 605 in the United States, 51 in Canada, and 30 in Europe and 6 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at www.zumiez.com, www.blue-tomato.com and https://fasttimes.com.au/.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200